For Immediate Release:

Republic Airways Holdings reports June 2014 traffic
and updates 2nd quarter 2014 financial guidance

Indianapolis, Indiana (July 9, 2014) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported preliminary passenger traffic results for June 2014 and updated its 2nd quarter 2014 financial guidance.

The Company generated more than 1 billion revenue passenger miles (RPMs) in June, a 16% increase over the same period in 2013, on a 13% increase in available seat miles (ASMs). Block hours increased 5%, and the load factor increased two percentage points from the same period in 2013. The Company continues to replace smaller regional jets with larger capacity E175s. Republic Airways carried more than 2 million passengers, an 8% increase compared to June 2013.

	June
	2014	2013
	Total	Total	Change
RPMs (000s)	1,036,653	896,734	16%
ASMs (000s)	1,257,099	1,109,748	13%
Block Hrs	64,901	62,008	5%
LF %	82.5%	80.8%	2 pts
Passengers	2,023,355	1,867,806	8%
Departures	36,121	36,467	-1%

	Quarter to Date
	2014	2013
	Total	Total	Change
RPMs (000s)	3,035,968	2,618,701	16%
ASMs (000s)	3,714,947	3,338,175	11%
Block Hrs	191,748	187,087	2%
LF %	81.7%	78.4%	3 pts
Passengers	5,899,696	5,505,182	7%
Departures	106,499	110,399	-4%

	Year to Date
	2014	2013
	Total	Total	Change
RPMs (000s)	5,601,606	4,913,161	14%
ASMs (000s)	7,081,209	6,505,897	9%
Block Hrs	377,361	364,666	3%
LF %	79.1%	75.5%	4 pts
Passengers	11,038,416	10,285,323	7%
Departures	209,848	213,023	-1%

The Company’s updated financial guidance for the 2nd quarter 2014 is as follows:

	Previous	Revised
($ in millions, except per share amounts)	2Q 2014 Guidance	2Q 2014 Guidance
Operating revenues	$340 to $350	no change
Pre-tax margin %	7.5% to 8.5%	8.5% to 9.5%
Diluted earnings per share	$0.30 to $0.35	$0.35 to $0.40
Unrestricted cash	$250 to $255	~ $260

In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways' beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America, collectively called “the airlines.” The airlines operate a combined fleet of about 240 aircraft and offer scheduled passenger service on about 1,300 flights daily to about 110 cities in the U.S., Canada and the Bahamas through fixed-fee flights operated under our major airline partner brands, including American Eagle, Delta Connection, United Express and US Airways Express. The airlines currently employ about 6,300 aviation professionals. For more information about Republic Airways, please visit our website at www.rjet.com.

Contact: Scott Thien
Republic Airways Holdings
(317) 471-2470
scott.thien@rjet.com

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